Exhibit 8.1

38573.00003

August 29, 2019

Comstock Funds, Inc.

Comstock Capital Value Fund

New Comstock Inc.

Re:	Reorganization of the Comstock Capital Value Fund, the sole series of Comstock Funds, Inc., into New Comstock, Inc.

Ladies and Gentlemen:

We have acted as counsel to Comstock Funds, Inc. (“Company”), a Maryland corporation, on behalf of its sole series, Comstock Capital Value Fund (the “Old Fund”), in connection with the reorganization of the Old Fund into New Comstock, Inc. (“New Comstock”), in accordance with a Form of Agreement and Plan of Reorganization (the “Plan”) dated [•], 2019 by and among the Company, New Comstock and Old Fund, and the Form S-4 Registration Statement of New Comstock (Registration No. 333-230894) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on [•], 2019, as amended, relating to the acquisition by New Comstock of all of the assets of the Old Fund, solely in exchange for the assumption by New Comstock of all of the liabilities of the Old Fund and the issuance and delivery by New Comstock of shares of common stock (“Shares”) of New Comstock, which Shares of New Comstock will thereafter be distributed pro rata by the Old Fund to its shareholders in complete liquidation and complete cancellation of its shares, with each shareholder being entitled to receive that proportion of the Shares (plus cash in lieu of fractional Shares) which the net asset value of such Shares equals the aggregate net asset value of the shares of the Old Fund held by such shareholder at the Effective Time (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)	such other instruments and documents related to the formation, organization and operation of the Old Fund and New Comstock and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	certificates of knowledgeable officers of each of the Old Fund and New Comstock related to certain factual matters relevant to the Reorganization and our opinions.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.	That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.	That all representations, warranties and statements made or agreed to by the Old Fund and New Comstock, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for U.S. federal income tax purposes:

New Comstock’s acquisition of the Assets in exchange solely for New Comstock Shares and cash in lieu of fractional shares and its assumption of the Liabilities, followed by Old Fund’s distribution of those shares and cash pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

Old Fund will recognize no gain or loss on the transfer of the Assets to New Comstock in exchange for New Comstock Shares and cash in lieu of fractional shares and New Comstock’s assumption of the Liabilities or on the subsequent distribution of those shares and cash to the Shareholders in exchange for their Old Fund Shares;

New Comstock will recognize no gain or loss on its receipt of the Assets in exchange solely for New Comstock Shares and cash in lieu of fractional shares and its assumption of the Liabilities;

New Comstock’s basis in each Asset will be the same as Old Fund’s basis therein immediately before the Reorganization, and New Comstock’s holding period for each Asset will include Old Fund’s holding period therefor (except where New Comstock’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares for New Comstock Shares pursuant to the Reorganization, except with respect to cash received in lieu of fractional shares;

A Shareholder’s aggregate basis in the New Comstock Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Comstock Shares (reduced by the amount of any tax basis allocable to a fractional share for which cash is received), and its holding period for those New Comstock Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

For purposes of section 381, New Comstock will be treated just as Old Fund would have been treated if there had been no Reorganization (except with respect to the period New Comstock is permitted to carryover accumulated capital losses). Accordingly, the Reorganization will not result in the termination of Old Fund’s taxable year, Old Fund’s tax attributes enumerated in section 381(c) will be taken into account by New Comstock as if there had been no Reorganization (except with respect to the period New Comstock is permitted to carryover accumulated capital losses), and the part of Old Fund’s taxable year before the Reorganization will be included in New Comstock’s taxable year after the Reorganization.

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No opinion will be expressed as to the effect of the Reorganization on (i) the Old Fund or New Comstock with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Old Fund Shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Old Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Old Fund.

Further, no opinion will be expressed as to the effect of the Reorganization on (i) the taxable year of any shareholder of the Old Fund, (ii) the Old Fund or New Comstock with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person or any income, gain or loss with respect to such shares.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion does not address any tax consequences that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by New Comstock and its shareholders and Old Fund and its shareholders, and not by any other person or entity.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents our judgment as to the federal income tax consequences of the Reorganization as described in the Plan and is not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated, all of which may be amended, changed, suspended or revoked, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you pursuant to paragraph 5.4 of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. This opinion may be disclosed to the shareholders of the Old Fund and New Comstock, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

Very truly yours,

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